EXHIBIT 5.1

Lansing 313 S. Washington Square Lansing MI 48933 Detroit 333 W. Fort Street – Suite 1400 Detroit MI 48226	Southfield 28411 Northwestern Highway, Suite 500 Southfield MI 48034 Holland 151 Central Avenue - Suite 260 Holland MI 49423	Grand Rapids 1700 E. Beltline NE - Suite 200 Grand Rapids MI 49525

Walter S. Foster
     1878-1961
Richard B. Foster
     1908-1996
Theodore W. Swift
     1928-2000
John L. Collins
     1926-2001
Webb A. Smith
     1938-2025

Charles A. Janssen
Charles E. Barbieri
Brent A. Titus
Brian G. Goodenough
Matt G. Hrebec
Deanna Swisher
Thomas R. Meagher
Douglas A. Mielock	Scott A. Chernich
Paul J. Millenbach
Dirk H. Beckwith
Brian J. Renaud
Lynwood P. VandenBosch
Lawrence Korolewicz
James B. Doezema
Anne M. Seurynck
Michael D. Homier
Scott H. Hogan
Benjamin J. Price
Michael R. Blum
Jonathan J. David
Andrew C. Vredenburg
Julie I. Fershtman
Todd W. Hoppe
Jennifer B. Van Regenmorter
Thomas R. TerMaat
Frederick D. Dilley	David R. Russell
Joel C. Farrar
Laura J. Genovich
Karl W. Butterer, Jr.
Mindi M. Johnson
Ray H. Littleton, II
Anna K. Gibson
Nicholas M. Oertel
Alicia W. Birach
Adam A. Fadly
Ryan E. Lamb
Clifford L. Hammond
Matthew S. Fedor
Stefania Gismondi
Leslie A. Abdoo
Julie L. Hamlet
Michael C. Zahrt
Mark T. Koerner
Warren H. Krueger, III	Taylor A. Gast
Thomas K. Dillon
Robert A. Hamor
Jacquelyn A. Dupler
Dora A. Brantley
James F. Anderton, V
Sara L. Cunningham
Michael A. Cassar
Alexander S. Rusek
Amanda J. Dernovshek
Brandon M. H. Schumacher
Bryan Cermak
Kevin J. Roragen
Allison M. Collins
Alaina M. Nelson
Gabrielle C. Lawrence
Steven J. Tjapkes
Erica E.L. Huddas
Jennifer L. Montasir	Mikhail Murshak
Courtney G. Agrusa
Benjamin M. Williams
Rachael Kuilema Klein
Michael R. Kluck
Kelly Reed Lucas
Paula K. Manis
Michael G. Oliva
Jeffrey S. Theuer
Jeffrey G. Schultz
Amanda S. Marinkovski
Thomas W. Huyck
Xavier E. Prather
Joseph J. Giacalone
Anthony M. Dalimonte
Nicholas J. Stock, II
Keith T. Brown
Mallory E. Reader
Dina D. Kashat	Lindsey M. Mead
Destiny R. Hughes
Samantha D. Shepard
McKenna S. Rivers
Melanie A. Assad
Matthew C. Murray
Mackenzie M. Almassian
Patrick E. Quinn
Charles R. Sarchet
Rachel A. Conner
Olivia K. Reid
Allison N. Shudark
Badri Yono, Jr.
Lisa V. Gallagher
Allison M. Morris
Laura A. Kane

Writer's Direct Phone:	517.371.8100	Fax:	517.371.8200	Reply To:	Lansing
June 16, 2026
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858
Dear Ladies and Gentlemen:
We have acted as Michigan counsel to Isabella Bank Corporation, Inc., a Michigan corporation (the “Company”), in connection with the issuance and sale by the Company of shares of the Company’s common stock, no par value (the “Common Stock”), having an aggregate gross sales price not to exceed $30,000,000 (the “Shares”). The Shares may be sold pursuant to the Equity Distribution Agreement, dated as of June 16, 2026 (the “Agreement”), by and among the Company, Isabella Bank, a Michigan banking corporation and wholly-owned subsidiary of the Company (the “Bank”), and Piper Sandler & Co., as sales agent (the “Agent”). The offer and sale of the Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to a shelf registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 16, 2026 (File No. 333-295098) (“the “Registration Statement”), and including the base prospectus included in such Registration Statement (the “Base Prospectus”) and a prospectus supplement relating to the Shares dated June 16, 2026 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).
In rendering the opinions set forth below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement, the Prospectus, the Company’s articles of incorporation, as amended (“Articles of Incorporation”), and the Company’s
June 16, 2026

Second Amended and Restated Bylaws, resolutions of the Company’s Board of Directors, certificates of public officials, certificates of corporate officers and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion. We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies. We have further assumed the due authorization of such documents by all parties other than the Company and the taking of all requisite action respecting such documents by all parties other than the Company, the due execution and delivery of such documents by each party other than the Company and that all agreements are valid and binding agreements of all parties to such agreements, other than the Company. In addition, we have assumed the accuracy of certifications of public officials, government agencies and departments, corporate officers and other individuals on which we are relying, and have made no independent investigations thereof.
The opinions expressed below assume that: (i) upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Articles of Incorporation; (ii) the number of Shares, and the sales price of each Share, to be issued by the Company will be determined in accordance with the Agreement and the authorizing resolutions of the Company’s Board of Directors; and (iii) the issuance of the Shares does not require the approval of the Company’s shareholders under the rules of the Nasdaq Stock Market or any other exchange or quotation system on which the Common Stock is then listed or quoted.
Based upon the foregoing, and subject to limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered as provided in the Agreement and upon receipt by the Company of the consideration therefor as contemplated by the Agreement, will be validly issued, fully paid and non-assessable.
The opinions expressed in this opinion letter are limited to the laws of the State of Michigan. Our opinions are based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not opining on, and we assume no responsibility for, the applicability for, the applicability to or effect on any of the matters covered herein of the laws of any other jurisdiction. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on June 16, 2026, and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

June 16, 2026

Sincerely,
FOSTER, SWIFT, COLLINS & SMITH, P.C.
/s/ Foster, Swift, Collins & Smith, P.C.